UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under Rule 14a-12

GAMESTOP CORP.
(Name of Registrant as Specified in Its Charter)

HESTIA CAPITAL PARTNERS, LP

HESTIA CAPITAL MANAGEMENT, LLC

PERMIT CAPITAL ENTERPRISE FUND, L.P.

PERMIT CAPITAL, LLC

PERMIT CAPITAL GP, L.P.

KURTIS J. WOLF

JOHN C. BRODERICK

DON C. BELL III

CHRISTOPHER P. CARVALHO

LIZABETH DUNN

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐          Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Hestia Capital Partners LP and Permit Capital Enterprise Fund, L.P., together with the other participants named herein (collectively, the “Participants”), intend to file a preliminary proxy statement and an accompanying proxy card with the Securities and Exchange Commission to be used to solicit proxies for the election of their slate of director nominees at the 2019 annual meeting of stockholders of Gamestop Corp., a Delaware corporation (the “Company”).

Item 1: On March 28, 2019, the Participants issued the following press release

Permit Enterprise and Hestia Capital Announce Nomination of a Slate of Highly-Qualified, Independent Individuals for Election to the Board of GameStop Corp (GME).

- Long-term shareholders reiterate the need for new independent directors

- Board has refused to meaningfully engage with Permit Enterprise and Hestia Capital; forcing Hestia to nominate in order to address needed changes

- Nominees are highly accomplished and would bring valuable skills to the Board

PITTSBURGH, March 28, 2019 /PRNewswire/ -- Hestia Capital Partners LP (together with its affiliates, “Hestia Capital”) and Permit Capital Enterprise Fund LP (together with its affiliates, “Permit Enterprise”), are long-term stockholders of GameStop Corp. (NYSE: GME) (“GameStop” or the “Company”), with a combined ownership of approximately 1.3% of outstanding stock. Hestia Capital and Permit Enterprise (the “Investor Group”) today announced that Hestia Capital has delivered to the Company a formal notice of nomination of four highly qualified candidates: Don C. Bell III, Christopher P. Carvalho, Lizabeth Dunn, and Kurtis J. Wolf, for election to the board of directors of GameStop (the “Board”) at the Company’s upcoming 2019 annual meeting of shareholders. Hestia Capital currently contemplates running three of the four nominees.

Permit Enterprise and Hestia Capital are deep value investors, have been invested in the Company since 2011 and 2012, respectively, and do not typically engage in activism as a part of their investment strategies. Nevertheless, the ongoing value destruction at the Company, combined with the Board’s reluctance to directly engage with the Investor Group since Hestia Capital’s February 12, 2019 letter (https://www.prnewswire.com/news-releases/hestia-capital-urges-gamestop-gme-board-of-directors-to-launch-meaningful-capital-distribution-program-300794455.html?tc=eml_cleartime) and the Investor Group’s March 13, 2019 letter (https://www.prnewswire.com/news-releases/hestia-capital-and-permit-capital-send-letter-to-gamestop-gme-board-of-directors-calling-for-a-refreshed-board-and-stock-tender-offer-of-up-to-700-million-300812140.html) has left the Investor Group with no alternative but to pursue change via a proxy contest.

Kurt Wolf, Managing Member of Hestia Capital said, “Our hope had been to work constructively with the Company, and we had purposely kept our public communications as positive as possible. We are surprised and disappointed that during this process the Board hasn’t given us more than 30 minutes to talk with two Board Members – a conversation where it seemed the Company’s advisor did the majority of their talking. They’ve otherwise referred us to speak with their legal and financial advisors.”

John C. Broderick, Portfolio Manager of Permit Enterprise said, “As long-standing GameStop shareholders, we see significant upside in the Company’s stock provided it focuses on managing costs, returning excess capital to shareholders, and developing a strategy that optimizes the Company’s relationship with its core customer base. We believe that the incoming CEO would benefit from new, independent directors who have the knowledge and skills to help guide the Company as it looks to catch up in a rapidly changing industry. The proposed candidates would be excellent additions to the Board and we hope the Company will engage with us directly to consider them as directors.”

Hestia Capital’s highly qualified independent director nominees, who will bring significant skills including: turn-around experience, “new wave” gaming insight, retail analytics, capital allocation, and investment knowledge, are:

Don C. Bell III (age 50)

•	Over the past five years, Don has led the successful sale of three public companies, either as CEO or as an Independent Director.
•	Most recently, from March 2017 to December 2018, Don was CEO and a Director of magicJack Vocaltec, a previously NASDAQ listed consumer VOIP service with nearly 2 million subscribers, where in under two years at the helm he launched a new mobile service for businesses, and sold the company to BRiley Financial for a 54% premium over the closing share price before announcement.
•	As an Independent Director and Chairman of the Special Committee, Don led the February 2016 sale of TeleCommunication Services, a previously NASDAQ listed company, to strategic buyer ComTech Communications, a NASDAQ listed company, for $431 million, over 10x LTM EBITDA.
•	As an Independent Director and Member of the Special Committee, Don led the June 2014 sale of NTS Communications to private equity firm Tower Three Partners as their platform acquisition in the fiber space.
•	Don also served on the Board of Wireless Telecom Group, Inc., a NYSE listed company, accomplishing a CEO-change and strategic acquisition before he left to focus on his new role as CEO of magicJack.
•	Don is currently the Founder and Co-Owner of Bell Family Office LLC, an investment firm in communications technology, energy and real estate.
•	Mr. Bell has previous experience as a President, SVP, or VP at several private firms in the broadband wireless, VOIP, digital marketing and energy industries (Trigg Partners LLC, Tidal Research, IPC Systems, Inc. and Clearwire Technologies, Inc.)
•	He also worked at The Goldman Sachs Group, Inc. as an Investment Banker in the Mergers and Strategic Advisory Department and has extensive mergers experience as an investment banker, senior executive, and public director.
•	Don holds an M.B.A. from The Wharton School, University of Pennsylvania, and a B.A. from St. John’s College

 Christopher P. Carvalho (age 53)

•	Chris is a Director at Roblox, a user generated gaming content and social play “imagination platform” with almost 100 million monthly users, and at G5 Entertainment, a STO listed developer and publisher of mobile free-to-play games
•	Mr. Carvalho also serves as a formal advisor to a dozen companies focused on the gaming technology and/or mobile application industries, including businesses in mobile gaming, virtual reality, and gaming reward systems.
•	From January 2010 to December of 2013, he served as COO of Kabam, a world leader of developing entertaining, immersive games for Facebook and then mobile devices. Revenue grew from $2M the year before his tenure started to $360M in 2013.
•	From 2008 to 2010, Chris was VP of SmartyCard, an entertainment and rewards platform, which was a division of Gazillion Entertainment, a gaming company
•	From 1999 to 2008, he headed up Business Development at Lucasfilm, Ltd., and eventually ran the company’s online division and its crown jewel, StarWars.com
•	Mr. Carvalho previously worked for seven years at Deloitte LLP as an auditor and consultant

Lizabeth Dunn (age 45)

•	Liz is Founder and CEO of Pro4ma Inc., a SaaS company that provides alternative data and performance management for retailers and investors, and of Talmage Advisors, a provider of strategic advisory services for retailers and brands
•	Ms. Dunn is also an Operating Partner at Consumer Growth Partners, LLC a private equity investment and advisory firm that focuses on specialty retail and consumer products companies
•	Previously, Liz spent fourteen years as a research analyst, primarily in the retail space, at Macquarie Group, FBR Capital Markets, Thomas Weisel, and Prudential Equity Group
•	Prior to her career in equity research, she worked in the finance department at Gap Inc. and Liz Claiborne and consumer investment banking at Bear Stearns & Co
•	Ms. Dunn appears frequently on CNBC and is regularly quoted in national print media as a subject matter expert on the retail sector
•	Past nonprofit board experience at Flux Factory
•	Liz graduated summa cum laude with a BA in Economics from Spelman College

 Kurtis J. Wolf (age 46)

•	Kurt is Managing Member and Chief Investment Officer of Hestia Capital Management LLC, a deep value hedge fund that he founded in January 2009
•	He has prior investment experience at Relational Investors and First Q Capital
•	Mr. Wolf was previously co-Founding Partner at Lemhi Ventures LLC, a health care services focused venture capital incubator and at Definity Health Corporation, a leading player in the consumer-driven health care space, which was purchased by UnitedHealth Group Inc., a NYSE listed company, for over $300 million.
•	He has five years of strategy consulting experience as a co-Founding Partner at Lemhi Consulting, as a consultant at Deloitte Consulting/Braxton Associates, and as a summer intern at The Boston Consulting Group
•	Mr. Wolf previously served as a Director of Edgewater Technology, Inc., a previously NASDAQ listed company, until it became part of Alithya Group, a NASDAQ listed company
•	Kurt received his M.B.A. from the Stanford Graduate School of Business and his B.A. from Carleton College

About Hestia Capital

Hestia Capital is a long-term focused, deep value fund that leverages the General Partner’s expertise in competitive strategy to identify and invest in companies which it believes are undervalued due to transitory company and/or industry disruptions, which are misunderstood by the investment community.

About Permit Capital Enterprise Fund

The Permit Capital Enterprise Fund, through its management company, follows an investing philosophy that seeks to identify securities trading at a discount to intrinsic value. The investment approach is bottom-up and focused on the valuation of the securities of individual issuers. The management company’s assessment of intrinsic value is based on its own fundamental research as well as numerous sources of publicly available information.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Hestia Capital Partners LP (“Hestia LP”), together with the other participants named herein (collectively, the “Stockholder Group”), intends to file a preliminary proxy statement and an accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2019 annual meeting of stockholders of GameStop Corp., a Delaware corporation (the “Company”).

THE STOCKHOLDER GROUP STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING A PROXY CARD, AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The “Participants” in the proxy solicitation are anticipated to be Hestia LP, Hestia Capital Management, LLC (“Hestia LLC”), Kurtis J. Wolf, Permit Capital Enterprise Fund, L.P. (“Permit Enterprise”), Permit Capital, LLC (“Permit LLC”), Permit Capital GP, L.P. (“Permit GP”), and John C. Broderick.

As of the date hereof, Hestia LP beneficially owns directly 160,000 shares of Class A common stock, par value $0.001 per share (the “Common Stock”), of the Company. Hestia LLC, as the general partner of Hestia LP, may be deemed to beneficially own the 160,000 shares of Common Stock of the Company directly owned by Hestia LP and an additional 40,000 shares of Common Stock of the Company held in a separately managed account. Mr. Wolf, as the Managing Member of Hestia LLC, may be deemed to beneficially own the 160,000 shares of Common Stock of the Company directly owned by Hestia LP and an additional 40,000 shares of Common Stock of the Company held in a separately managed account. In addition, Mr. Wolf is deemed to beneficially own 6,900 shares of Common Stock that are beneficially owned directly by Mr. Wolf, his wife and various trusts for the benefit of his children.

As of the date hereof, Permit Enterprise beneficially owns directly 1,000,000 shares of Common Stock. Permit GP, as the general partner of Permit Enterprise, may be deemed to beneficially own the 1,000,000 shares of Common Stock of the Company directly owned by Permit Enterprise. Permit LLC, as the investment manager of Permit Enterprise, may be deemed to beneficially own the 1,000,000 shares of Common Stock of the Company directly owned by Permit Enterprise. John C. Broderick, as a Partner of Permit LLC with sole voting and dispositive power over such shares, may be deemed to beneficially own the 1,000,000 shares of Common Stock of the Company directly owned by Permit Enterprise. In addition, Mr. Broderick beneficially owns directly 104,100 shares of Common Stock of the Company and may be deemed to beneficially own an additional 3,825 shares of common stock of the Company that are beneficially owned directly by his wife.

Contacts:
Kurt Wolf at 724-687-7842
John Broderick at 610-941-5025